CERTIFICATE OF AMENDMENT
                                TO
                   CERTIFICATE OF INCORPORATION
                                OF
                       ACHIOTE CORPORATION
                     (a Delaware corporation)


          ACHIOTE CORPORATION, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware:

          DOES HEREBY CERTIFY:

          1. The following resolution has been unanimously adopted by the Board of Directors and a majority of the stockholders of the Corporation in accordance with Section 242 of the Delaware General Corporation Law for the purpose of amending the corporation's Certificate of Incorporation. The resolution setting forth the proposed amendment is as follows:

               RESOLVED, that the Certificate of Incorporation of the Corporation be amended by changing the Articles thereof number "FIRST" and "FOURTH" so that, as amended, said Articles shall be and read as follows:

          FIRST:    The name of the corporation is Graystone World Wide,
          Inc.

          FOURTH:   The total number of shares of all classes which the
          Corporation is authorized to have outstanding is Twenty One Million (21,000,000) shares of which stock Twenty Million (20,000,000) shares in the par value of $.001 each, amounting in the aggregate of Twenty thousand Dollars ($20,000) shall be common stock and of which One Million (1,000,000) shares in the par value of $.001 each, amounting in the aggregate to One Thousand Dollars ($1,000) shall be preferred stock. Effective on March 31, 1998, or upon filing of this amendment with the Delaware Secretary of State, whichever is sooner, the common stock shall be reconstituted such that two new shares of common stock shall be issued in exchange for each one outstanding share. Any fractional shares otherwise required to be issued shall be rounded to the nearest whole share. The Board of Directors is authorized, subject to limitations prescribed by law, to provide for the issuance of the authorized shares of preferred stock in series, and by filing a certificate pursuant to the applicable law of the State of Delaware, to establish from time to time the number of shares to be included in each such series and the qualifications, limitations or restrictions thereof. The authority of the board with respect to each series shall include, but not be limited to, determination of the following:

               (a) The number of shares constituting that series and the distinctive designation of that series;

               (b) The dividend rate on the shares of that series, whether dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payment of dividends on shares of that series;

               (c) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

               (d) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provision for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               (e) Whether or not the shares of that series shall be redeemable, and, if so, t he terms and conditions of such redemption, including the date or date upon or after which t hey shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions, and at different redemption rates;

               (f) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

               (g) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding up of the corporation, and the relative rights of priority, if any, of payment of shares of that series;

               (h) Any other relative rights, preferences and limitations of that series, unless otherwise provided by the certificate of determination.

                    FURTHER RESOLVED, that the capital of said Corporation
               shall be revised by reason of said amendment to transfer from surplus to capital an amount equal to the number of new common shares issued in the recapitalization times their par value.

          2. That said amendment was duly adopted in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

          IN WITNESS WHEREOF, ACHIOTE CORPORATION has caused this certificate to be signed by its duly authorized officer, this 18th day of March, 1998.

ACHIOTE CORPORATION

/s/ Jehu Hand, President and Secretary